Exhibit 3.1

SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

BOOZ ALLEN HAMILTON HOLDING CORPORATION

Booz Allen Hamilton Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The name of the Corporation is Booz Allen Hamilton Holding Corporation.

2.            The Corporation was incorporated under the name Explorer Holding Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 12, 2008. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 30, 2008. A Certificate of Amendment, changing the name of the Corporation from Explorer Holding Corporation to Booz Allen Hamilton Holding Corporation, was filed with the Secretary of State on September 25, 2009. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 8, 2010. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on August 13, 2014. A Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 26, 2019. A Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 31, 2020. A Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 29, 2022.

3.            The Corporation’s Sixth Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Seventh Amended and Restated Certificate of Incorporation).

4.            The amendment and restatement of the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Seventh Amended and Restated Certificate of Incorporation of the Corporation on the 28th day of July, 2023.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

By:	/s/ Jacob D. Bernstein
Name:	Jacob D. Bernstein
Title:	Deputy General Counsel and Secretary

EXHIBIT A

SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BOOZ ALLEN HAMILTON HOLDING CORPORATION

First. Name. The name of the Corporation is Booz Allen Hamilton Holding Corporation (the “Corporation”).

Second. Registered Office. The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 654,000,000, consisting of:

(a)    600,000,000 shares of Class A Common Stock, par value $0.01 per share; and

(b)    54,000,000 shares of Preferred Stock, par value $0.01 per share.

The stock described in subparagraph (a) above is hereinafter referred to as the “Common Stock” and the stock described in subparagraph (b) above is hereinafter referred to as the “Preferred Stock”.

Fifth. Common Stock. The Common Stock shall have the following rights, powers and preferences:

(a)     Voting Rights of Common Stock. Except as otherwise provided by (i) the General Corporation Law of the State of Delaware, or (ii) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock.

(b)     Dividend and Liquidation Rights of Common Stock. Except as otherwise provided by (x) the General Corporation Law of the State of Delaware, or (y) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, (i) each share of Common Stock shall be entitled to participate equally in all dividends or other distributions declared on and payable with respect to the Common Stock, (ii) each share of Common Stock shall be entitled to share ratably, in proportion to its par value, until such time as there shall have been distributed an amount equal to each share’s par value, in the distribution of assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation, and (iii) each share of Common Stock shall be entitled to share equally in the distribution of assets of the Corporation remaining after the distribution described in clause (ii) above in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation. Upon any merger, recapitalization or like transaction, each share of Common Stock shall receive either the same consideration as each other such share.

Sixth. Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series of Preferred Stock, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the voting powers (full, limited or no voting powers) and the designations, preferences and relative participating, optional or other special rights of that series, and the qualifications limitations or restrictions thereof, including, without limitation any dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

Seventh. Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)    Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.

(b)    Subject to this Article Seventh, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.

(c)     Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office at any time, either for or without cause, by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors.

(d)    Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her death, disability, resignation, disqualification or removal.

(e)     All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Seventh Amended and Restated Certificate of Incorporation or by the Bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.

(f)      The Board of Directors shall have the power without the consent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that this Seventh Amended and Restated Certificate of Incorporation otherwise provide.

(g)     No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that nothing contained in this Article Seventh shall eliminate or limit the liability (i) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) of a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is amended after the filing of this Seventh Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. All references in this Section (g) to an officer shall have the meaning ascribed to such term in Section 102(b)(7) of the General Corporation Law of the State of Delaware.

(h)     The Corporation shall, through its Bylaws or otherwise, indemnify to the fullest extent permitted under the General Corporation Law of the State of Delaware, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Eighth. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

Ninth. Special Meetings. A special meeting of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors (i) pursuant to a resolution adopted by a majority of the total number of directors then in office or (ii) upon written request to the Secretary of the Corporation, which satisfies the requirements set forth in the Bylaws, of holders of not less than 25% of the outstanding shares of Common Stock, as calculated and determined in the manner specified, and with any limitations as may be set forth, in the Bylaws.

Tenth. [Reserved]

Eleventh. [Reserved]

Twelfth. Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Seventh Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Thirteenth. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Seventh Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article Seventh, Section (g) shall not adversely affect any right or protection existing under this Seventh Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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